Exhibit 99.1


                                                           FOR IMMEDIATE RELEASE

             TRINITY PARTNERS AND ADVENTURE HOLDINGS, S.A. ANNOUNCE
                   LETTER OF INTENT FOR BUSINESS COMBINATION

    BUSINESS COMBINATION TO PROVIDE ADVENTURE HOLDINGS WITH CAPITAL TO EXPAND
                                 DRYBULK FLEET

New York, New York and Piraeus, Greece, January 18, 2005 - Trinity Partners Acquisition Company Inc. (OTCBB: TPQCA; TPQCB) and Adventure Holdings, S.A. jointly announce today that they have entered into a Letter of Intent for the business combination of Trinity Partners and Adventure Holdings. Adventure Holdings, through wholly-owned subsidiaries, owns and operates two bulk carriers, the M/V "Free Destiny" and the M/V "Free Envoy". Trinity Partners is a publicly-traded acquisition company which completed its IPO in August 2004.

Adventure Holdings is a privately-held Marshall Islands corporation headquartered in Piraeus, Greece which was organized in April 2004 and acquired the M/V "Free Destiny" in August 2004 and the M/V "Free Envoy" in September 2004. These Handysize drybulk vessels have cargo capacities of 25,240 and 26,318 deadweight tons (dwt), respectively. Drybulk carriers are employed for seaborne transportation of key commodities and raw materials such as iron and steel, fertilizers, minerals, forest/agricultural products (soybeans, wheat, corn), sugar, salt, ores, bauxite, alumina, cement and other construction materials transported in bulk. Strong raw materials demand in recent years by developing countries, particularly China, has resulted in robust growth for drybulk shipping as well as increased charter rates, attributable in part to industrywide capacity constraints. As a result, the drybulk shipping sector has been attracting growing investor interest, with a number of drybulk and other seaborne shipping companies recently completing or planning public financings in the U.S. and other financial markets.

George and Stathis Gourdomichalis and Ion Varouxakis, Managing Directors of Adventure Holdings, commented in their joint statement that, "We expect the access to capital provided by Trinity Partners will enable Adventure Holdings to expand its drybulk fleet. It is our plan to acquire additional carriers which would permit us to diversify our capabilities."

Lawrence Burstein, President of Trinity, stated, "The opportunities in drybulk seaborne transport are noteworthy. Demand for raw materials by China and other developing economies, such as India, is anticipated to continue to drive the drybulk shipping sector and vessel charter rates. Adventure Holdings has an experienced, highly regarded management team which we believe is ideally suited to pursue a strategy of acquiring and operating drybulk vessels."

Adventure Holdings anticipates that revenues and EBITDA for the eight-month period from inception in April 2004 through December 31, 2004 will be approximately

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$2,600,000  and  $1,800,000,  respectively.  For the quarter ended  December 31,
2004, the first operating period during which the M/V "Free Destiny" and the M/V "Free Envoy" were both operated by Adventure Holdings throughout an entire three-month period, revenues and EBITDA were approximately $2,100,000 and $1,425,000, respectively. The consolidated financial results of Adventure Holdings are being audited by a major international accounting firm. Adventure Holdings' two vessels are deployed under Time Period Charter arrangements. Messrs. Gourdomichalis and Varouxakis stated, "Time Period Charter of drybulk vessels creates predictable cash flows. As we seek to expand our fleet, we intend to continue to deploy our assets to create reliable cash flows through long-term, high-quality time charters while strategically using shorter-term charters in the spot market as appropriate to maximize vessel utilization."

The Letter of Intent for the business combination contemplates the issuance by Trinity Partners of 4,500,000 shares of its common stock to the current shareholders of Adventure Holdings, representing an approximately 71.6% of the equity ownership of Trinity Partners after giving effect to such issuance, in exchange for all of the issued and outstanding capital shares of Adventure Holdings. In addition, the management of Adventure Holdings will receive options and warrants to acquire an additional 950,000 shares of Trinity's common stock, exercisable at $5.00 per share over terms ranging from three to five years. The business combination is subject to, among other things, execution of a definitive exchange agreement and approval by Trinity Partners' shareholders. There can be no assurance that the proposed transaction will be consummated.

SAFE HARBOR STATEMENT
This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results may differ due to factors such as material adverse events affecting either company or the ability of either company to satisfy the conditions to completion of the business combination. Readers are referred to Trinity's most recent periodic and other reports filed with the Securities and Exchange Commission.

For further information:

         TRINITY PARTNERS ACQUISITION COMPANY INC.
         Lawrence Burstein, President
         (212) 696-4282
         lburstein@unitycapital.com